PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(5)
(To prospectus dated December 23, 2002)    Registration Statement No. 333-102169

[FPL
GROUP
LOGO]


                                 FPL GROUP, INC.
                          COMMON STOCK, $.01 PAR VALUE
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              DIVIDEND REINVESTMENT AND COMMON SHARE PURCHASE PLAN
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     This prospectus supplement amends and supplements the prospectus dated
December 23, 2002 (the Prospectus) relating to the FPL Group, Inc. Dividend Reinvestment and Common Share Purchase Plan (the Plan) and should be read together with the Prospectus. The changes described in this prospectus supplement are effective January 1, 2004.

     1. Computershare Trust Co., Inc. will replace EquiServe Trust Company, N.A. as administrator of the Plan and agent for participants under the Plan that makes purchases of shares of FPL Group, Inc. common stock, $.01 par value (FPL Group Common Stock), on their behalf under the Plan. Accordingly, the reference to "EquiServe Trust Company, N.A." in the first sentence of the first paragraph in the answers to Question 4 under the heading "Description of the Plan" of the Prospectus is deleted and replaced with "Computershare Trust Co., Inc."

     2. In the answer to Question 4 under the heading "Description of the Plan" of the Prospectus, the second paragraph is replaced in its entirety by the following:

          Information about the Plan, the Agent or a participant's Plan account can be obtained by contacting the Agent online or by telephone or in writing.

Internet address:              Telephone number:   Mailing address:
http://www.computershare.com   1-888-218-4392      Computershare Trust Co., Inc.
                                                   2 North LaSalle Street,
                                                   Chicago, Illinois 60602

     In the answer to Question 4 under the heading "Description of the Plan" of the Prospectus, the second sentence of the first paragraph is replaced in its entirety by the following: "Computershare Trust Co., Inc. is an affiliate of Computershare Investor Services, LLC, a transfer agent registered with the SEC."

     3. In the answer to Question 17 under the heading "Description of the Plan" of the Prospectus, the third sentence of the first paragraph under "Check Payments" is replaced in its entirety by the following: "Checks should be drawn against United States banks, in United States dollars and made payable to "Computershare--FPL Group"."

     4. Computershare Investor Services, LLC will replace EquiServe Trust Company, N.A. as registrar and transfer agent for FPL Group Common Stock, and rights agent under the Rights Agreement, dated as of July 1, 1996, between FPL Group, Inc. and EquiServe Trust Company, N.A., as amended. Accordingly, the references to "EquiServe Trust Company, N.A." under the heading "Description of Common Stock" in the Prospectus are deleted and replaced with "Computershare Investor Services, LLC".

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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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          The date of this prospectus supplement is December 19, 2003.